Exhibit 4.23

Dated 31 January 2012
_______________________________________

MARTINIQUE INTERNATIONAL CORP.
HARBOUR BUSINESS INTERNATIONAL CORP.
AMAZONS MANAGEMENT INC.
LAGOON SHIPHOLDING LTD.
CYNTHERA NAVIGATION LTD.
and
WALDECK MARITIME CO.
as joint and several Borrowers

- and -

MARFIN POPULAR BANK PUBLIC CO LTD
(Greek Branch, trade name MARFIN EGNATIA BANK)
as Lender

_______________________________________
Addendum No. 4 to a Financial Agreement
dated 27 August 2008
in respect of certain financial facilities
not exceeding in aggregate US$255,000,000 (originally)
_______________________________________

[Missing Graphic Reference]

THIS ADDENDUM No. 4 is made this 31st day of January 2012

BY AND BETWEEN

1.
(a) MARTINIQUE INTERNATIONAL CORP., a corporation organised and existing under the laws of the British Virgin Islands, having its registered office at Palm Chambers, 197 Main Street, P.O. Box 3174, Road Town, Tortola, British Virgin Islands (the "Bremen Owner");

(b) HARBOUR BUSINESS INTERNATIONAL CORP., a corporation organised and existing under the laws of the British Virgin Islands, having its registered office at Palm Chambers, 197 Main Street, P.O. Box 3174, Road Town, Tortola, British Virgin Islands (the "Hamburg Owner");

(c) AMAZONS MANAGEMENT INC., a corporation organised and existing under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands (the "Davakis Owner");

(d) LAGOON SHIPHOLDING LTD., a corporation organised and existing under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands (the "Ranger Owner");

(e) CYNTHERA NAVIGATION LTD., a corporation organised and existing under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands (the "Oryx Owner");

(f) WALDECK MARITIME CO., a corporation organised and existing under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands (the "Zebra Owner" and together with the Bremen Owner, the Hamburg Owner, the Davakis Owner, the Ranger Owner and the Oryx Owner the "Borrowers") as joint and several borrowers; and

2.
MARFIN POPULAR BANK PUBLIC CO LTD (successor by way of cross-border merger of Marfin Egnatia Bank Societe Anonyme), a company duly incorporated under the laws of the Republic of Cyprus, having its registered office at 154 Limassol Avenue, 2025 Nicosia, Cyprus acting through its branch in Greece under the trade name MARFIN EGNATIA BANK, Piraeus office, at 91 Akti Miaouli, 185 38 Piraeus, Greece (the "Lender") as lender.

WHEREAS

A.
Pursuant to a financial agreement dated 27 August 2008  (as same was amended and/or supplemented by an addendum no. 1 dated 9 September 2009 (the "Addendum No. 1"), by an addendum no. 2 dated 13 November 2009 (the "Addendum No. 2") and by an addendum no. 3 dated 2 June 2010 (the "Addendum No. 3"  and as the same is hereby and from time to time may have been or may be further amended, supplemented or varied hereinafter referred to as the "Financial Agreement"), made by and among the Lender as lender and the Borrowers as joint and several borrowers, the Lender made available to the Borrowers certain term loan and revolving credit facilities not exceeding in aggregate Two hundred Fifty Five million Dollars ($255,000,000) in the following amounts: (i) a term loan facility of up to One hundred and Sixty Five million Dollars ($165,000,000) (the "Term Facility") and (ii) a reducing revolving credit facility of up to Ninety million Dollars ($90,000,000) (the "Revolving Facility" and together with the Term Facility the "Facilities") for the purposes and upon the terms and conditions set forth therein.

B.	Pursuant to the Financial Agreement, inter alia, the following documents were executed, as security for the obligations of the Borrowers to the Lender thereunder:

(i)
a first priority mortgage dated 11 September 2008 and a deed of covenants collateral thereto of even date as same was amended by an addendum no. 1 dated 9 September 2009, an addendum no. 2 dated 13 November 2009 and an addendum no. 3 dated 2 June 2010 (the "Bremen Ship Deed of Covenants"), all executed by the Bremen Owner in favour of the Lender, over the Bremen Ship;

(ii)
a first priority mortgage dated 25 September 2008 and a deed of covenants collateral thereto of even date as same was amended by an addendum no. 1 dated 9 September 2009, an addendum no. 2 dated 13 November 2009 and an addendum no. 3 dated 2 June 2010 (together the "Hamburg Ship Deed of Covenants"), all executed by the Hamburg Owner in favour of the Lender, over the Hamburg Ship;

(iii)
a first priority mortgage dated 28 August 2008 and a deed of covenants collateral thereto of even date as same was amended by an addendum no. 1 dated 9 September 2009, an addendum no. 2 dated 13 November 2009 and an addendum no. 3 dated 2 June 2010 (together the "Davakis Ship Deed of Covenants"), all executed by the Davakis Owner in favour of the Lender, over the Davakis Ship;

(iv)
a first priority mortgage dated 28 August 2008 and a deed of covenants collateral thereto of even date as same was amended by an addendum no. 1 dated 9 September 2009, an addendum no. 2 dated 13 November 2009 and an addendum no. 3 dated 2 June 2010 (together the "Ranger Ship Deed of Covenants"), all executed by the Ranger Owner in favour of the Lender, over the Ranger Ship;

(v)
a first priority mortgage dated 28 August 2008 and a deed of covenants collateral thereto of even date as same was amended by an addendum no. 1 dated 9 September 2009, an addendum no. 2 dated 13 November 2009 and an addendum no. 3 dated 2 June 2010 (together the "Oryx Ship Deed of Covenants"), all executed by the Oryx Owner in favour of the Lender, over the Oryx Ship;

(vi)
a first priority mortgage dated 25 September 2008  and a deed of covenants collateral thereto of even date as same was amended by an addendum no. 1 dated 9 September 2009, an addendum no. 2 dated 13 November 2009 and an addendum no. 3 dated 2 June 2010 (together the "Zebra Ship Deed of Covenants" and together with the Bremen Ship Deed of Covenants, the Hamburg Ship Deed of Covenants, the Davakis Ship Deed of Covenants, the Ranger Ship Deed of Covenants and the Oryx Ship Deed of Covenants the "Deeds of Covenants"), all executed by the Zebra Owner in favour of the Lender, over the Zebra Ship;

(vii)
a general assignment dated 25 September 2008 of, inter alia, the Earnings, Insurances and Requisition Compensation of the Bremen Ship as same was amended by an addendum no. 1 dated 9 September 2009, an addendum no. 2 dated 13 November 2009 and an addendum no. 3 dated 2 June 2010 (together the "Bremen Ship General Assignment"), all executed by the Bremen Owner in favour of the Lender;

(viii)
a general assignment dated 11 September 2008 of, inter alia, the Earnings, Insurances and Requisition Compensation of the Hamburg Ship as same was amended by an addendum no. 1 dated 9 September 2009, an addendum no. 2 dated 13 November 2009 and an addendum no. 3 dated 2 June 2010 (together the "Hamburg Ship General Assignment") all executed by the Hamburg Owner in favour of the Lender;

(ix)
a general assignment dated 28 August 2008 of, inter alia, the Earnings, Insurances and Requisition Compensation of the Davakis Ship as same was amended by an addendum no. 1 dated 9 September 2009, an addendum no. 2 dated 13 November 2009 and an addendum no. 3 dated 2 June 2010 (together the "Davakis Ship General Assignment") all executed by the Davakis Owner in favour of the Lender;

(x)
a general assignment dated 28 August 2008 of, inter alia, the Earnings, Insurances and Requisition Compensation of the Ranger Ship as same was amended by an addendum no. 1 dated 9 September 2009, an addendum no.

2 dated 13 November 2009 and an addendum no. 3 dated 2 June 2010 (together the "Ranger Ship General Assignment"), all executed by the Ranger Owner in favour of the Lender;

(xi)
a general assignment dated 28 August 2008 of, inter alia, the Earnings, Insurances and Requisition Compensation of the Oryx Ship as same was amended by an addendum no. 1 dated 9 September 2009, an addendum no. 2 dated 13 November 2009 and an addendum no. 3 dated 2 June 2010 (together the "Oryx Ship General Assignment"), all executed by the Oryx Owner in favour of the Lender;

(xii)
a general assignment dated 25 September 2008 of, inter alia, the Earnings, Insurances and Requisition Compensation of the Zebra Ship as same was amended by an addendum no. 1 dated 9 September 2009, an addendum no. 2 dated 13 November 2009 and an addendum no. 3 dated 2 June 2010 (together the "Zebra Ship General Assignment" and together with the Bremen Ship General Assignment, the Hamburg Ship General Assignment, the Davakis Ship General Assignment, the Ranger Ship General Assignment and the Oryx Ship General Assignment the "General Assignments"), all executed by the Zebra Owner in favour of the Lender; and

(xiii)	a guarantee and indemnity dated 27 August 2008 (the "Guarantee") executed by SEANERGY MARITIME HOLDINGS CORP. of the Marshall Islands (the "Seanergy Holdings Guarantor") in favour of the Lender.

C.
Pursuant to the Addendum No. 1 and following a request by the Borrowers, the Lender, inter alia, had agreed to waive the Lender's rights under Clause 23 of the Initial Financial Agreement up to 1 July 2010.

D.
Pursuant to the Addendum No. 2 and following a further request by the Borrowers, the Lender, inter alia, had agreed to waive the Lender's rights under Clause 23 of the Financial Agreement for a further period up to 1 January 2011.

E.
Pursuant to the Addendum No. 3 and following a further request by the Borrowers, the Lender, inter alia, has agreed to (i) consent to the acquisition by the Seanergy Holdings Guarantor of the remaining Fifty per cent (50%) of the shares of Bulk Energy Transport (Holdings) Limited ("BET") and (ii) waive the Lender's rights under Clause 23 of the Financial Agreement for a further period up to 3 January 2012.

F.
The outstanding principal amount of the Term Facility on the date hereof is Ninety Eight million Dollars ($98,000,000) and the outstanding principal amount of the Revolving Facility on the date hereof is Forty Eight million Dollars ($48,000,000).

G.	The Borrowers and the Seanergy Holdings Guarantor requested the Lender to (i) consent to the deferral of payment of the Revolving Facility until 27 December 2018,

(ii) consent to the extension of the Facilities' tenor until 27 December 2018, (iii) consent to the amendment of the amounts of the Repayment Instalments and the Balloon Payment, (iv) waive the Lender's rights under Clause 19.27 of the Financial Agreement as of 31 December 2011 and waive the Lender's rights under Clauses 19.27 and 23 of the Financial Agreement for a period commencing on 1 January 2012 and ending on 31 December 2013 inclusive (the "New Waiver Period") and (v) amend the financial covenants contained in Clauses 19.27 and 23 of the Financial Agreement after expiration of the New Waiver Period.

H.	The Lender has agreed to consent to the request referred to in Recital G above on the condition (inter alia) that:

(i)	the Borrowers enter into this Addendum No. 4 with the Lender;

(ii)	each Borrower executes in favour of the Lender an addendum to the relevant Deed of Covenants, incorporating, inter alia, the amendments hereinafter set forth;

(iii)	each Borrower executes in favour of the Lender an addendum to the relevant General Assignment;

(iv)	the Seanergy Holdings Guarantor executes an addendum to its Guarantee; and

(v)	the Seanergy Holdings Guarantor executes a charge over the shares in MARITIME CAPITAL SHIPPING LIMITED of Bermuda ("MCS") in favour of the Lender (the "Share Charge").

I.
In connection with the foregoing, the parties hereto have agreed to partially amend the Financial Agreement by entering into this Addendum No. 4, keeping any and all other provisions of the Financial Agreement in full force and effect.

NOW THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration (receipt of which is hereby acknowledged) the parties do hereby agree as follows:

1.	Definitions

In this Addendum No. 4 (which term shall include any addenda, amendments or supplements hereto) and in the Recitals hereof capitalised terms not otherwise defined herein shall have the meanings ascribed to them in the Financial Agreement and furthermore:

"Charterer" means:

(i)     in relation to the Oryx Ship and the Zebra Ship: MUR Shipping B.V. of Amsterdam, the Netherlands; or

(ii)    in relation to any of the Ships, any other company which the Lender may approve, such approval not to be unreasonably withheld;

"Effective Date" means the date upon which the Lender's agreement to the Borrowers' requests set forth in Recital G shall become effective, being a date not later than 31 January 2012 upon which the conditions set forth in Clause 5 hereof shall have been fulfilled to the satisfaction of the Lender and its legal advisors pursuant to the Effective Time Notice;

"Effective Time Notice" means the form of notice set out in Schedule 1;

"Supplemental Security Documents" means each of the documents referred to in Clause 4 hereof which are to be executed and delivered on or prior to the Effective Date in accordance with the terms hereof.

2.	Amendments to the Financial Agreement

2.1	With effect from the Effective Date the following definitions of Clause 2.1 of the Financial Agreement shall be amended to read as follows:

""Applicable Limit" means, in respect of the Revolving Facility, the maximum amount available for drawing hereunder at any relevant time being on 31 January 2012 Forty Four million Eight hundred thousand Dollars ($44,800,000) as it may be reduced in accordance with the provisions of this Agreement;";

""Applicable Margin" means:

(a)       in respect of each Term Advance: Four per cent (4%) per annum;

(b)   in respect of each Revolving Advance: Four point five per cent (4.5%) per annum;

""Balloon Payment" means a payment in the amount of Fifty Four million Eight hundred thousand Dollars ($54,800,000) to be made by the Borrowers to the Lender on the twenty second (22nd) and final Repayment Date;";

""Charterer" means:

(i)   in relation to the Oryx Ship and the Zebra Ship: MUR Shipping B.V. of Amsterdam, The Netherlands; or

(ii)   in relation to any of the Ships, any other company which the Lender may approve, such approval not to be unreasonably withheld;";

"Charters" means together the Oryx Ship Charter and the Zebra Ship Charter and any other long term charters entered into as per Clause 21.9 and, in the singular, means any of them;

""EBITDA" means, in respect of the relevant period, the aggregate amount of consolidated or combined revenues of the Borrowers minus voyage expenses minus operating expenses minus management fees minus general and administrative expenses, as verified by the Lender on the basis of, inter alia, the Financial Statements;";

""Liquid Assets" means, at any relevant time hereunder, the aggregate of:

(a)       cash in hand or held with the Lender of the Borrowers in Dollars or another currency freely convertible into Dollars;

(b)       the market value of transferable certificates of deposit in a freely convertible currency acceptable to the Lender (being for the purposes of this Agreement, Dollars, Japanese Yen, Swiss Francs, Euros or Sterling) issued by a prime international bank; and

(c)   the market value of equity securities (if and to the extent that the Lender is reasonably satisfied that such equity securities are readily saleable for cash and that there is a ready market therefor) and investment grade debt securities which are publicly traded on a major stock exchange or investment market (valued at market value as at any applicable date of determination);

in each case owned by the Borrowers, where:

(i)	the market value of any asset specified in paragraph (b) and (c) shall be the bid price quoted for it on the relevant calculation date by the Lender; and

(ii)
the amount or value of any asset denominated in a currency other than Dollars shall be converted into Dollars using the Lender's spot rate for the purchase of Dollars with that currency on the relevant calculation date;";

""Net Interest Expense" means in respect of the relevant period: (a) the aggregate of all interest payable by any Borrower on any Net Debt, less (b) the aggregate of all interest received by any Borrower arising from any Liquid Assets as determined by the Lender;";

""Repayment Dates" means:

(a)           in relation to the Term Facility, 25 June 2013 and 25 December 2013 and each of the twenty (20) dates falling at consecutive quarterly intervals thereafter; and

(b)           in relation to the Revolving Facility, the last Repayment Date in relation to the Term Facility;

provided that if any such day is not a Banking Day the relevant Repayment Date shall be the next succeeding day which is a Banking Day unless such next succeeding Banking Day falls in another calendar month in which event the relevant Repayment Date shall be the immediately preceding Banking Day;";

""Repayment Instalments" means, in respect of the Term Facility, collectively the twenty two (22)  instalments, the first and the second instalments being in the amount of One million Six hundred thousand Dollars ($1,600,000) each and the third to the twenty second (inclusive) instalments being in the amount of Two million Dollars ($2,000,000) each, the first such instalment being due and payable on the first Repayment Date relating to the Term Facility and each subsequent such instalment being due and payable on each Repayment Date relating to the Term Facility;";

""Revolving Facility" means a revolving credit facility in the principal amount of up to Forty Four million Eight hundred thousand Dollars ($44,800,000) at any one time outstanding to be made available to the Borrowers by the Lender in multiple Advances pursuant to the terms of Clause 3 as the same may be reduced in accordance with the terms and conditions of this Agreement or, if the context may so require, so much thereof as shall for the time being be outstanding to the Lender hereunder;";

""Security Parties" means each party to the Security Documents (other than the Lender, the Investors and the Manager) and MCS and in the singular means any of them;"

""Security Documents" means collectively the Mortgages, the General Assignments, the Charter Assignments, the Corporate Guarantees, the Manager's Undertakings, the Subordination Deed, the Accounts' Charges and the Share Charge and where the context so admits this Agreement and any other documents executed pursuant hereto as security for the due payment of the Indebtedness;"; and

""Waiver Period" means any period, during which the Lender shall agree in writing or otherwise, to waive its rights under Clause 19.27 and/or Clause 23;".

2.2	With effect from the Effective Date the following definitions shall be inserted in Clause 2.1 of the Financial Agreement:

""MCS" means Maritime Capital Shipping Limited of Canon's Court, 22 Victoria Street, Hamilton HM 12, Bermuda;";

""MCS Shares" means 999,784,860 shares in MCS registered in the name of the Seanergy Holdings Guarantor;";

""Net Debt" means the Indebtedness minus the Liquid Assets as determined by the Lender;";

""Share Charge" means the first priority charge  of shares of MCS executed or, as the context may require, to be executed by the Seanergy Holdings Guarantor in favour of the Lender in form and substance satisfactory to the Lender, as the same may from time to time be amended, varied or supplemented;".

2.3
With effect from the Effective Date the definitions "Bremen Ship Charter", "Davakis Ship Charter", "Hamburg Ship Charter", "Margin Calculation Date", "Ranger Ship Charter", "Reduction Date", "Total Assets", "Total Assets to Total Liabilities Ratio" and "Total Liabilities", shall be deleted from the Financial Agreement.

2.4	With effect from the Effective Date, Clause 19.30 of the Financial Agreement shall be deleted in its entirety and replaced as follows:

"to ensure and procure that the Seanergy Holdings Guarantor will remain the legal, beneficial and registered owner of the MCS Shares and will not transfer, assign, charge or otherwise encumber, the whole or any part of the MCS Shares to anyone other than the Lender, unless with the prior written approval of the Lender ;".

2.5	With effect from the Effective Date Clauses 6.2.5, 7.5, 9.1, 10.3, 10.12, 11.1, 11.2, 19.27, 19.29 and 23 of the Financial Agreement shall be amended to read as follows:

"6.2.5
where any Repayment Date in relation to the Term Facility occurs other than at the end of an Interest Period there shall, in respect of that part of the Term Facility equivalent to the amount of the Repayment Instalment falling due on such Repayment Date be a separate Interest Period expiring on such Repayment Date and the Interest Rate relating to such part shall be fixed separately;";

"7.5	The Lender's certificate as to the Interest Rate applicable shall be final and (except in the case of manifest error) binding on the Borrowers and the other Security Parties."

""9.1	If the Lender determines (which determination shall be conclusive) that on any Interest Determination Date:

9.1.1	the Lender for any reason is unable to obtain in the London Interbank Market deposits in Dollars in the required amount and for the required period; or

9.1.2	LIBOR would not adequately reflect the cost to the Lender of making, funding or maintaining the Facilities or any part thereof for the duration of the next succeeding Interest Period; or

9.1.3	adequate and reasonable means do not or will not exist for the Lender to ascertain the Interest Rate applicable to the next succeeding Interest Period; or

9.1.4	Dollars will or may not continue to be freely transferable;

then, and in any such case the Lender shall give notice of any such event to the Borrowers and in case any of the above occurs on the Interest Determination Date prior to a Drawdown Date the Borrowers' right to borrow an Advance which remains available for borrowing shall be suspended during the continuation of such circumstances.";

"10.3
Unless an Event of Default shall have occurred (whereupon all moneys received by the Lender pursuant to Clause 10.1 shall be applied in accordance with the provisions of Clause 12) any and all amounts prepaid pursuant to Clause 10.1 shall be applied pro rata: (i) towards prepayment of the amounts outstanding under the Revolving Facility and (ii) towards prepayment of the Repayment Instalments and the Balloon Payment proportionately, save for moneys received by the Lender pursuant to Clause 10.1 following the sale of the Zebra Ship which shall be applied towards prepayment of the Term Facility in inverse order of maturity (including the Balloon Payment); provided however that unless the Borrowers and the Lender otherwise agree in writing, upon prepayment and application of any sums towards the Revolving Facility in accordance with this Clause 10.3, the Applicable Limit shall be reduced by the amounts so prepaid and applied.";

"10.12
on 31 March 2012 and on each date falling at quarterly intervals thereafter, if the Borrowers and/or the Seanergy Holdings Guarantor have a surplus of funds greater than Five million Dollars ($5,000,000) (the "Surplus Earnings") over the Borrowers' requirements for operation and maintenance of the Ships during the relevant period (after meeting their other obligations to the Lender under this Agreement), an amount equal to any such Surplus Earnings shall be applied (i) towards prepayment of the Revolving Facility whereupon the Applicable Limit shall be reduced by the amount so prepaid and after the Revolving Facility has been repaid in full and has ceased being available for drawing, towards the Balloon Payment and thereafter towards prepayment of the Repayment Instalments in inverse order of maturity or (ii) for any other purpose approved by the Lender."

"11.1
The outstanding principal amount of the Term Facility which on 31 January 2012 was Ninety Eight million Dollars ($98,000,000) shall be repaid by the Borrowers by (a) the twenty two (22) Repayment Instalments each such Repayment Instalment being due and payable on the Repayment Date numerically corresponding to it and, on which such Repayment Instalment shall be due and payable hereunder and (b) the Balloon Payment being due and payable on the twenty second (22nd) and final Repayment Date.";

"11.2
Subject as hereinafter provided, the aggregate of all outstanding amounts under the Revolving Facility shall be repaid by the Borrowers on the twenty second (22nd) and final Repayment Date whereupon, the Revolving Facility shall be cancelled and no further Revolving Advances shall be drawn down.";

"19.27	to ensure and procure that:

a)	the ratio of Net Debt to last twelve months, EBITDA shall be no more than 8.75:1; and

b)	the ratio of EBITDA to Net Interest Expense shall be no less than 1.75:1; and

c)
on a consolidated basis, at all times, the aggregate amount of cash deposits held in accounts of the Borrowers and the Seanergy Holdings Guarantor with the Lender free from any Encumbrances (other than Encumbrances in favour of the Lender) including monies applied previously or to be applied at the end of the relevant quarterly period towards prepayment of the Facilities in accordance with the provisions of Clause 10.12 shall not be less than five per cent (5%) of the Net Debt.

Compliance with the undertakings contained in this Clause 19.27 shall be determined by the Lender on the Drawdown Date first to occur and on each date falling at consecutive quarterly intervals thereafter by reference to the most recent Financial Statements of the Group delivered to the Lender pursuant to Clauses 19.1 and 19.2.  Unless and until the Lender otherwise agrees in writing, at the same time as they deliver those Financial Statements or at any other time upon the Lender's request, the Borrowers shall ensure and procure that the Seanergy Holdings Guarantor shall deliver to the Lender a certificate in the form set out in Schedule 3 hereto, signed by the chief financial officer of the Seanergy Holdings Guarantor. In the case that the Financial Statements are prepared on the basis of US GAAP, the covenants referred to in this Clause 19.27 may be readjusted by the Lender and notified to the Borrowers, but in no event shall the covenants (as readjusted) be more onerous than those set out in this Clause 19.27;";

"19.29	throughout any Waiver Period, not to withdraw any Surplus Earnings credited to any Earnings Account in accordance with Clause 10.12 without the Lender's prior written consent;

"23.           SECURITY MARGIN

In the event that during the Security Period, the aggregate Market Values of the Ships determined pursuant to Clause 21.26 and the value of any additional security (valued in accordance with normal banking practice) previously provided to the Lender pursuant to this Clause is less than one hundred and twenty per cent (120%) of the aggregate of (i) the outstanding amounts of both Facilities and (ii) any amount available for drawing under the Revolving Facility, at any time less the aggregate amount of all deposits maintained by the Borrowers and any other of the Security Parties with the Lender in the pledge accounts under or in connection with this Agreement in order to ensure compliance with Clause 19.27 (d) and (e), then the Borrowers shall within twenty one (21) Banking Days of receipt of a notice from the Lender advising the Borrowers of the amount of such deficiency (which notice shall be conclusive) either provide to the Lender additional security (valued in accordance with normal banking practice) which shall in all respects be satisfactory to the Lender so that the aggregate Market Values of the Ships (determined in accordance with Clause 21.26 and the value of any additional security (valued as aforesaid) previously provided to the Lender pursuant to this Clause is at least one hundred and twenty per cent (120%) of the aggregate amount of (i) the outstanding Facilities and (ii) any amount available for drawing under the Revolving Facility, or prepay part of the Facilities in accordance with Clause 10 so that the aggregate Market Values of the Ships (determined in accordance with Clause 21.26 and the value of any additional security (valued as aforesaid) previously provided to the Lender pursuant to this Clause is at least one hundred and twenty per cent (120%) of the aggregate of (i) the outstanding amount of the Facilities and (ii) any amount available for drawing under the Revolving Facility.".

2.6	With effect from the Effective Date, Clauses 7.3, 11.3and 19.31 of the Financial Agreement shall be deleted and left intentionally blank.

2.7	With effect from the Effective Date, the Clause 36.2(a) of the Financial Agreement shall be amended to read as follows:

"(a)	to the Borrowers:	c/o Seanergy Maritime Holdings Corp. 1-3, P. Grigoriou & Vouliagmenis Avenue Glyfada 166 74, Athens Greece Fax No.: +30 210 963-8450".

2.8	With effect from the Effective Date, the Clause 34.3 shall be amended to read as follows:

"34.3
The Lender may, without consent of, but with prior written notice to the Borrowers or any other Security Party (at the cost of the Lender) at any time assign, transfer all or part of the Facilities or either of them and its right and powers under this Agreement to any other bank (including, without limitation the Central Bank of Cyprus, the Bank of Greece or any other central bank) or other financial institution (the "Transferee Lender"). The Lender may disclose to a potential assignee, transferee of participant or to any other person who may propose entering into contractual relations with the Lender in relation to this Agreement such information about the Borrowers, the Security Parties and the Group as the Lender shall consider appropriate."

2.9	With effect from the Effective Date, the Clause 38 of the Financial Agreement shall be amended to read as follows:

"38.1	This Agreement and any non-contractual obligations in connection with it shall be governed by, and construed in accordance with, English law.

38.2	Subject to Clause 38.3, the courts of England shall have exclusive jurisdiction to settle any disputes, which may arise out of or in connection with this Agreement and any non-contractual obligations in connection with it.

38.3	Clause 38.2 is for the exclusive benefit of the Lender, which reserves the right:

(a)
to commence proceedings in relation to any matter which arises out of or in connection with this Agreement and any non-contractual obligations in connection with it in the courts of the Republic of Greece and/or any country other than England or Greece and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or Greece or without commencing proceedings in England or Greece.

The Borrowers shall not commence any proceedings in any country other than England in relation to a matter, which arises out of or in connection with this Agreement and any non-contractual obligations in connection with it.

38.4
The Borrowers irrevocably appoint E.J.C. Album, Solicitor, presently at Exchange Tower (10th Floor), 1 Harbour Exchange Square, London E14 9GE, England, to act as its agent to receive and accept on their behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement and any non-contractual obligations in connection with it.

38.5
The Borrowers irrevocably designate and appoint Mr. Efstratios Paschalidis, an Attorney-at-law with offices at 8th Floor, Ionian Building, 2 Defteras Merarchias Street, 185 36 Piraeus, Greece, as agent for the service of process in Greece ("antiklitos") and agree to consider any legal process or any demand or notice made served by or on behalf of the Lender on the said agent as being made to the Borrowers. The designation of such an authorized agent ("antiklitos") shall remain irrevocable until all Indebtedness shall have been paid in full in accordance with the terms of this Agreement and the other Security Documents.

38.6
Nothing in this Clause 38 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

38.7	In this Clause 38, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure or enforcement court order (diatagi pliromis)."

3.	Construction of the Financial Agreement and the other Security Documents

3.1
With effect from the Effective Date all references in the Financial Agreement to "this Agreement" shall be construed as references to the Financial Agreement as amended and/or supplemented by this Addendum No. 4 and the words "hereby", "hereof", "herein", "hereunder" and the like shall be construed accordingly.

3.2
With effect from the Effective Date all references in any of the Security Documents to the "Agreement" or to the "Financial Agreement" shall be construed as references to the Financial Agreement as amended and/or supplemented by this Addendum No. 4 and the words "thereby", "thereof", therein", "thereunder" and like shall be construed accordingly.

3.3
With effect from the Effective Date all references in the Financial Agreement or any other of the Security Documents to the Security Documents (including references in the Security Document in question to itself) shall be construed as to include the Supplemental Security Documents referred to in Clause 4 hereof and as references to the same as supplemented and amended by or pursuant to this Addendum No. 4 and the words "herein", "hereof", "hereunder", "therein", "thereof" and the like shall be construed accordingly.

4.	Supplemental Security Documents

4.1
On or prior to the Effective Date, each Borrower shall execute an addendum to the relevant Deed of Covenants, in favour of the Lender and in form and substance satisfactory to the Lender and its legal advisors.

4.2
On or prior to the Effective Date, each Borrower shall execute an addendum to the relevant General Assignment, in favour of the Lender and in form and substance satisfactory to the Lender and its legal advisors.

4.3
On or prior to the Effective Date, the Seanergy Holdings Guarantor shall execute in favour of the Lender and in form and substance satisfactory to the Lender and its legal advisors an addendum to its Guarantee.

4.4	On or prior to the Effective Date, the Seanergy Holdings Guarantor shall execute the Share Charge in form and substance satisfactory to the Lender and its legal advisors.

5.	Conditions Precedent

5.1
The Lender's agreement to consent to the Borrowers' requests referred to in Recital F hereof is subject to the condition that the Lender shall have received the following in form and substance satisfactory to the Lender, in all respects on or prior to 31 January 2012:

(a)
certificate of incumbency of each Borrower and the Seanergy Holdings Guarantor signed by its secretary or a director thereof, stating, inter alia, the officers and/or directors of same and that no amendment has been effected to its Articles of Incorporation and By-Laws or its Memorandum and Articles of Association, as the case may be, from the date of the Financial Agreement until the date of such certificate, or advising of any change thereto by attaching the relevant amendment to the certificate;

(b)
certificate of incumbency of MCS signed by its secretary or a director thereof stating, inter alia, the officers and/or directors of MCS and attaching its Memorandum of Association and Bye-Laws thereof together with all amendments thereto;

(c)
certificate or other evidence in respect of the existence and good standing of each Borrower, the Seanergy Holdings Guarantor and MCS dated not more than fifteen (15) days before the date of this Addendum No. 4;

(d)
minutes of meeting of the directors and shareholders, or resolutions of the directors and shareholders of each Borrower and resolutions of the directors of the Seanergy Holdings Guarantor at which there was approved the entry into execution delivery and performance of this Addendum No. 4, the Supplemental Security Documents and any other documents executed pursuant hereto or thereto to which the relevant Borrower is a party;

(e)
evidence of the due authority of any person signing this Addendum No. 4, the Supplemental Security Documents and any other documents executed pursuant hereto or thereto on behalf of each Borrower and the Seanergy Holdings Guarantor;

(f)	the Supplemental Security Documents referred to in Clause 4, all duly executed, delivered to the Lender and where appropriate duly registered with the relevant authorities;

(g)	the original share certificates in respect of all issued shares of MCS;

(h)	prepayment of the Revolving Facility by an amount of Three million Two hundred thousand Dollars ($3,200,000);

(i)
confirmation from any agents for service of process nominated in this Addendum No. 4 and elsewhere in the Supplemental Security Documents for the acceptance of any notice of service of process that they consent to such nomination;

(j)
opinions from lawyers appointed by the Lender at the Borrowers' expense as to all such aspects of law as the Lender shall deem relevant for this Addendum No. 4 and the Supplemental Security Documents and any other documents executed pursuant thereto or hereto;

(k)
evidence that the present majority shareholders of the Seanergy Holdings Guarantor through their affiliated entities have proceeded with an equity contribution of Ten million Dollars ($10,000,000) in the Seanergy Holdings Guarantor;

(l)
payment to the Lender of an amount of Ten thousand Euros (€10,000) plus value added tax thereon in respect of legal fees of the Greek and English legal advisors of the Lender in respect of this Addendum No. 4 and the Supplemental Security Documents; and

(m)	payment to the Lender of the fees of the Marshall Islands, Bahamian, British Virgin Islands and Bermuda legal counsels of the Lender.

PROVIDED HOWEVER THAT the Lender may in its absolute discretion consent to the Borrowers' request referred to in Recital G hereof notwithstanding that all the conditions specified in this Clause 5.1 have not been fulfilled and in this event the Borrowers hereby covenant to procure the fulfilment of such conditions within ten (10) days after the

Effective Date or at such other time specified by the Lender.

6.	Representations, Warranties and Covenants

6.1
As at the date hereof each Borrower makes, repeats and restates, as the case may be, all the representations, warranties and covenants set forth in the Financial Agreement, mutatis mutandis, as of the date hereof.

6.2	In addition to the above the Borrowers hereby represent and warrant to the Lender as at the date of this Addendum No. 4 that:

(a)
all necessary licences, consents and authorities, governmental or otherwise, for the Borrowers and the Seanergy Holdings Guarantor to enter into and perform their respective obligations under this Addendum No. 4 and the Supplemental Security Documents to which each of them is a party have been obtained;

(b)
this Addendum No. 4 constitutes and each of the Supplemental Security Documents will on the execution thereof constitute the legal, valid and binding obligations of the relevant Borrower(s) or the Seanergy Holdings Guarantor (as the case may be) enforceable in accordance with its terms; and

(c)
the execution and delivery of, and the performance of the provisions of this Addendum No. 4 and the Supplemental Security Documents do not, and will not contravene any applicable law or regulation existing at the date hereof or any contractual restriction binding on any one or more of the Borrowers and the Seanergy Holdings Guarantor or (where applicable) their respective constitutional documents.

7.	Agreement of the Lender

7.1
The Lender relying upon each of the representations and warranties set out in Clause 6 and subject to the fulfilment of the conditions precedent set out in Clause 5 on or before 31 January 2012, hereby agrees to the requests of the Borrowers and the Seanergy Holdings Guarantor set out in Recital G.

7.2	The agreement of the Lender referred to in Clause 7.1 above shall be evidenced by the Effective Time Notice which shall be delivered by the Lender to the Borrowers on the Effective Date.

8.	Fees Costs and Expenses

Whether or not the transactions contemplated by this Addendum No. 4 or any of them take effect, the Borrowers shall pay to the Lender on first demand and be liable to the Lender for all legal fees and other costs and expenses and value added tax thereon incurred by the Lender in the negotiation and preparation and execution of this

Addendum No. 4 and the Supplemental Security Documents and the transactions contemplated hereby and for any and all losses, costs, expenses, damages, claims, demands, rights of set-off and/or any counterclaim directly or indirectly incurred by the Lender as a result of or in connection with the Addendum No. 4 and/or the Supplemental Security Documents provided that the Lender will provide supporting documentation for the legal fees and other costs and expenses.

9.	Headings and Counterparts

The headings in this Addendum No. 4 are for the purpose of references only, and shall not limit or otherwise affect any of the terms hereof. This Addendum No. 4 may be executed in any number of counterparts. Any single counterpart or set of counterparts signed, in either case, by all the parties hereto shall constitute a full and original agreement for all purposes.

10.	Continuation of the Financial Agreement and other Security Documents

Subject to the amendments to the Financial Agreement set out in or to be made pursuant to this Addendum No. 4 and such further modifications (if any) thereof as may be necessary to make same consistent with the terms of this Addendum No. 4 or the documents supplementing and amending same (as the case may be) the Financial Agreement and the other Security Documents shall remain in full force and effect and, without prejudice to the generality of the foregoing, the Security Documents shall continue to secure the obligations of the Borrowers under the Financial Agreement as supplemented and amended by this Addendum No. 4.

11.	Further Assurance

The Borrowers agree with the Lender to execute, deliver and, if appropriate, register at their own expense any and all such further assurances or documents as the Lender may require for the purpose of more fully carrying into effect the purposes of this Addendum No. 4 and/or ensuring that the Lender's security is maintained.

12.	Notices

Clause 36 (Notices) of the Financial Agreement shall apply to this Addendum No. 4 as if the same was set out in full herein.

13.	Applicable Law - Jurisdiction

13.1	This Addendum No. 4 and any non-contractual obligations connected with it shall be governed by and construed in accordance with the laws of England.

13.2	Any legal action or proceedings arising out of or in connection with this Addendum No. 4 and any non-contractual obligations in connection with it shall be brought in the High

Court of Justice in London, England. The Borrowers hereby accept for themselves and in respect of their assets and revenues generally and unconditionally the jurisdiction of the aforesaid court and hereby irrevocably appoint E.J.C. Album, Solicitors, presently located at One Connaught Place, London W2 2ET, England, as their agent for service of process in respect of proceedings before such court and undertake that, throughout the Security Period they will maintain an agent in England for such purpose.

13.3
The Borrowers irrevocably designate and appoint Mr. Efstratios Paschalidis, an attorney-at-law with offices at 8th Floor, Ionian Building, 2 Defteras Merarchias Street, 185 36 Piraeus, Greece, as agent for the service of process in Greece ("antiklitos") and agrees to consider any legal process or any demand or notice made served by or on behalf of the Lender on the said agent as being made to the Borrowers. The designation of such an authorized agent ("antiklitos") shall remain irrevocable until all Indebtedness shall have been paid in full in accordance with the terms of the Financial Agreement and the other Security Documents.

13.4
The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Lender to bring any legal action or proceedings with respect to this Addendum No. 4 and any non-contractual obligations in connection with it in any competent jurisdiction. The Borrowers hereby irrevocably waive any objection they may now or hereafter have to the selection of venue of any such action or proceedings and any claim they may have that such action or proceedings have been brought in an inconvenient forum. Nothing herein contained shall affect the right of the Lender to serve process in any other manner permitted by law.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

EXECUTION PAGE

SIGNED for and on behalf of	)
MARFIN POPULAR BANK PUBLIC CO LTD	)
(Greek Branch, trade name MARFIN EGNATIA BANK))
by	)
and by	)
in the presence of:	)

SIGNED for and on behalf of	)
MARTINIQUE INTERNATIONAL CORP.	)
by	)
in the presence of:	)

SIGNED for and on behalf of	)
HARBOUR BUSINESS INTERNATIONAL CORP.	)
by	)
in the presence of:	)

SIGNED for and on behalf of	)
AMAZONS MANAGEMENT INC.	)
by	)
in the presence of:	)

SIGNED for and on behalf of	)
LAGOON SHIPHOLDING LTD.	)
by	)
in the presence of:	)

SIGNED for and on behalf of	)
CYNTHERA NAVIGATION LTD.	)
by	)
in the presence of:	)

SIGNED for and on behalf of	)
WALDECK MARITIME CO.	)
by	)
in the presence of:	)

SCHEDULE 1

FORM OF EFFECTIVE TIME NOTICE

Addendum No. 4 dated [●] 2012 (the "Addendum No. 4") relating to a financial   agreement dated 27 August 2008 as same was amended and/or supplemented by, inter alia, an addendum no. 1 dated 9 September 200, an addendum no. 2 dated 13 November 2009 and an addendum no. 3 dated 2 June 2010 ("Financial Agreement") all made between (i) Martinique International Corp. and Harbour Business International Corp., both of the British Virgin Islands and Amazons Management Inc., Lagoon Shipholding Ltd., Cynthera Navigation Ltd. and Waldeck Maritime Co., all of the Marshall Islands (the "Borrowers") as joint and several borrowers and (ii) us (the "Lender") as  lender.

In accordance with clause 5 of the Addendum No. 4 we, as the Lender, hereby confirm that the conditions set out in clause 5 of the Addendum No. 4 have been satisfied in full save for the conditions hereinafter set forth which are hereby waived for the time being and should be fulfilled within five (5) days from the Effective Date. Accordingly, the Effective Date shall be [●].

___________________________________________
For and on behalf of
MARFIN POPULAR BANK PUBLIC CO LTD
(Greek Branch, trade name "MARFIN EGNATIA BANK")

Name:
Title:

Outstanding Conditions:

SK 26979 0001 1272413